Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of this 5th day of September, 2006, by and between SOUTHERN BANCORP, INC., a Georgia business corporation (hereinafter “SBI” and, unless the context otherwise requires, the term “SBI” shall include SBI and its wholly-owned subsidiary bank, SOUTHERN NATIONAL BANK, a bank chartered under the laws of the United States with its main office in Marietta, Georgia (the “Bank”), and UNITED COMMUNITY BANKS, INC., a Georgia business corporation (hereinafter “United”).

WHEREAS, the respective boards of directors of SBI and United deem it advisable and in the best interests of each such entity and their respective shareholders that SBI merge with United (the “Merger”), with United being the surviving corporation, for $66,500,000 of common stock, $1.00 par value per share, of United (“United Stock”), all upon the terms and conditions hereinafter set forth (including, without limitation, the purchase price adjustment provisions of Article II) and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the “Merger Agreement”); and

WHEREAS, the respective boards of directors of SBI and United deem it advisable and in the best interests of each such entity and their respective shareholders that the Bank merge with United’s Georgia banking subsidiary, United Community Bank (“UCB Georgia”), with UCB Georgia being the surviving bank (the “Bank Merger”), all upon the terms hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit B and incorporated herein by reference (the “Bank Merger Agreement”); and

WHEREAS, the boards of directors of the respective entities believe that the merger of SBI and United and their subsidiary banks and the operating effectiveness and synergies produced thereby will enhance and strengthen the franchises and future prospects of both companies and each of the banks;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CLOSING

The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia, on the first business day following receipt of all approvals from any governmental authorities having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement, and the expiration of any waiting or similar period required by applicable law (the “Closing Date”), or at such other time and place as may be mutually satisfactory to the parties hereto.

ARTICLE II

MERGER

2.1    The Merger. Pursuant to the terms and conditions provided herein or otherwise in the Merger Agreement, on the Closing Date SBI shall be merged with and into United. The surviving corporation following the Merger will operate under the articles of incorporation of United. The Bank shall be merged with and into UCB Georgia in accordance with and in the manner set forth in the Bank Merger Agreement.

2.2    Purchase Price and Related Definitions. As used in this Agreement, the following terms shall have the following meanings:

2.2.1    “Listed OREO” shall mean the other real estate owned that is described in the SBI Disclosure Memorandum.

2.2.2    “Loss” shall mean (1) the dollar amount of any Listed OREO owned by SBI as of the Closing Date plus (2) the dollar amount of any difference between the value of the consideration received by SBI upon the sale of any such Listed OREO and the value assigned to such Listed OREO in the SBI Disclosure Memorandum.

2.2.3    “Purchase Price” shall mean (1) $66,500,000 minus (2) any Purchase Price Adjustment.

2.2.4    “Purchase Price Adjustment” shall mean (1) 1 times any Loss up to $300,000 plus (2) 3.5 times any Loss greater than $300,000.

For example, if the total amount of Listed OREO owned by SBI as of the Closing Date is $800,000 and all other Listed Oreo was sold for $3,600,000, then the Loss would be $1,000,000. Thus, the Purchase Price Adjustment would be $2,750,000 (1 times $300,000 of Loss plus 3.5 times $700,000 of Loss), and the Purchase Price would equal $63,750,000 ($66,500,000 minus $2,750,000.

2.3    Payment of Purchase Price. Pursuant to the terms and conditions provided herein or otherwise in the Merger Agreement, United shall make available on or before the Closing Date for delivery to the holders of issued and outstanding shares of common stock, $1.00 par value per share, of SBI (“SBI Stock”) and outstanding options to acquire SBI Stock (the “SBI Stock Options”): (a) a sufficient number of shares of United Stock to be issued upon conversion of the shares of SBI Stock in the Merger, (b) a sufficient number of shares of United Stock to be issued upon the exercise of all SBI Stock Options at Closing, and (c) sufficient funds to make cash payments in lieu of the issuance of fractional shares. If any SBI Stock certificate shall have been lost, stolen or destroyed, United may, in its reasonable discretion and as a condition precedent to the issuance of any United Stock or cash payment, require the owner of such lost, stolen or destroyed SBI Stock certificate to provide a bond and an appropriate affidavit and indemnity agreement (reasonably satisfactory to United) as indemnification against any claim that may be made against United with respect to such SBI Stock certificate.

ARTICLE III

OTHER AGREEMENTS

3.1    Registration and Listing of United Stock.   (a) United agrees to file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable a registration statement (the “United Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-4 or some other appropriate form covering the issuance of the shares of United Stock to the shareholders of SBI pursuant to this Agreement and the Merger Agreement and to use its reasonable best efforts to cause the United Registration Statement to become effective and to remain effective through the Closing Date. United agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of United Stock upon consummation of the Merger. SBI agrees to provide United reasonable assistance as necessary in the preparation of the United Registration Statement, including, without limitation, providing United with all material facts regarding the operations, business, assets, liabilities and personnel of SBI, together with the audited financial statements of SBI, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the United Registration Statement. The United Registration Statement shall not cover resales of United Stock by any of the shareholders of SBI, and United shall have no obligation to cause the United Registration Statement to continue to be effective after the Closing or to prepare or file any post-effective amendments to the United Registration Statement after the Closing.

(b)    United agrees to list on the Nasdaq Global Select Market, by the Closing Date, the shares of United Stock to be issued to the shareholders of SBI pursuant to this Agreement and the Merger Agreement.

3.2    Meeting of SBI Shareholders. SBI shall call a special meeting of its shareholders (the “Special Meeting”) to be held not more than thirty (30) days after the United Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger Agreement to such shareholders for their approval. In connection with the Special Meeting, United and SBI shall prepare and submit to the SBI shareholders a notice of meeting, proxy statement and proxy (the “SBI Proxy Materials”), which shall include the final prospectus from the United Registration Statement in the form filed with the SEC.

3.3    Absence of Brokers. Except for The Carson Medlin Company, which has provided financial advisory services to SBI, SBI represents and warrants to United that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby. Each party agrees to indemnify the other and hold and save it harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party.

3.4    Access to Properties, Books, Etc. SBI shall allow the United and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of SBI’s properties, books, contracts, commitments and records and those of its subsidiaries and shall furnish the United and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as United may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. SBI shall cause its and its subsidiaries’ personnel, employees and other representatives to assist United in making any such investigation. During such investigation, United and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise SBI of those items of which copies are made. No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

3.5    Confidentiality. Prior to consummation of the Merger, the parties to this Agreement will provide one another with information which may be deemed by the party providing the information to be confidential. Each party agrees that it will hold confidential and protect all information provided to it by the other party to this Agreement or such party’s affiliates, except that the obligations contained in this Section 3.5 shall not in any way restrict the rights of any party or person to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the United Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 3.5 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 3.5, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 3.5.

3.6    Full Cooperation. The parties shall cooperate fully with each other in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement.

3.7    Expenses. All of the expenses incurred by United in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the United Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, (the “United Expenses”) shall be paid by United. All expenses incurred by SBI in connection with the authorization, preparation, execution and performance of this Agreement, the Merger Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants (the “SBI Expenses”), shall be paid by SBI. The cost of reproducing and mailing the SBI Proxy Materials shall be shared by the parties, with each party paying 50 percent (50%).

3.8    Preservation of Goodwill. Each party hereto shall use its best efforts to preserve its business organization and the business organization of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

3.9    Approvals and Consents. Each party hereto represents and warrants to and covenants with the other that it will use its best efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their best efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement and the Merger Agreement.

3.10   Agreement by SBI Executive Officers and Directors. Each of the directors and executive officers of SBI will, contemporaneously with the execution of this Agreement, execute and deliver to United an agreement, the form of which is attached hereto as Exhibit C, pursuant to which each of them agrees: (a) to recommend, subject to any applicable fiduciary duty, to SBI shareholders approval of the Merger; (b) to vote the capital stock of SBI owned or controlled by them in favor of the Merger; and (c) to transfer or assign shares of United Stock received by them in connection with the Merger only in compliance with the 1933 Act, applicable state securities laws and the rules and regulations promulgated under either. SBI agrees that it will use its reasonable best efforts to obtain an agreement in the form attached hereto as Exhibit C from any beneficial owner of 5% or more of the issued and outstanding shares of SBI Stock who is not an officer or director.

3.11    Press Releases. Prior to the Effective Date, United and SBI shall each approve the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 3.11 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

3.12    Employee Benefits. Following the Effective Date, United shall provide generally to employees of SBI who continue employment with United (“Hired SBI Employees”) employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by United to its other similarly situated employees. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such employee benefits by United to the Hired SBI Employees, service with SBI prior to the Effective Date shall be counted. The Hired SBI Employees’ prior service with SBI shall be credited for purposes of all waiting periods for participation in any health or hospitalization plan which United shall make available to Hired SBI Employees after the Closing; provided, however, that those Hired SBI Employees whose waiting periods for participation in SBI’s plans have expired prior to the Effective Time will not be subject to any waiting period with respect to participation in any health or hospitalization plan which United shall make available to Hired SBI Employees after the Closing. United shall also waive all restrictions and limitations for preexisting conditions under United’s health or hospitalization plans, to the extent such restrictions or limitations would not apply to the Hired SBI Employees under SBI’s ERISA plans, and United shall recognize, in accordance with the terms of United’s health and hospitalization plans, all health expenses that were incurred prior to Closing during the calendar year 2006 for purposes of satisfying any deductibles and co-payment limitations under United’s health and hospitalization plans for the 2006 calendar or plan year. At or prior to Closing, SBI will provide United with information sufficient to determine the health expenses that have been paid to date in 2006.

3.13    ESOP. Prior to the Effective Date, United and SBI shall take such other actions as may be reasonably necessary for the Southern Bancorp, Inc. Employee Stock Ownership Plan (“SBI ESOP”) to be merged with and into the United Community Banks, Inc. Profit Sharing Plan (the “United 401(k) Plan”) at the Effective Date. In connection with the Merger, participants in the SBI ESOP will be provided the right to vote the shares (or units representing shares) in accordance with the requirements of Section 409(e) of the Code and the regulations and rulings thereunder.

3.14    Directors and Officers Insurance Coverage. Prior to Closing, SBI shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors’ and officers’ liability insurance policy maintained by SBI to provide for continued coverage of such insurance for a period of three (3) years from the Effective Time, unless United’s directors’ and officers’ liability insurance policy provides for coverage for such former officers and directors for actions taken prior to the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SBI

As an inducement to United to enter into this Agreement and to consummate the transactions contemplated hereby, SBI represents, warrants, covenants and agrees as follows:

4.1    Disclosure Memorandum. SBI has delivered to United a memorandum (the “Disclosure Memorandum”) containing certain information regarding SBI as indicated at various places in this Agreement. All information set forth in the Disclosure Memorandum or in documents incorporated by reference in the Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of SBI under this Article IV. The information contained in the Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article IV and the covenants in Article V to the extent applicable. All information in each of the documents and other writings furnished to United pursuant to this Agreement or the Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading. SBI shall promptly provide United with written notification of any event, occurrence or other information necessary to maintain the Disclosure Memorandum and all other documents and writings furnished to United pursuant to this Agreement as true, correct and complete at all times prior to and including the Closing.

4.2    Corporate and Financial.

4.2.1     Corporate Status. SBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has no direct or indirect subsidiaries other than the Bank, Southern Lending, LLC, its wholly-owned Georgia limited liability company (“Southern Lending”), and Southern Bancorp Capital Trust I, its wholly-owned Delaware statutory business trust (the “Trust”). The Bank is a national bank duly organized, validly existing, and in good standing under the laws of the United States. Southern Lending is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia. The Trust is a statutory trust duly created and validly existing in good standing under the laws of the State of Delaware. SBI, the Bank, Southern Lending and the Trust have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

4.2.2     Authority. Except as set forth in the Disclosure Memorandum and subject to the required regulatory approvals, as stated in Section 4.6.1 and the approval of SBI shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(a)    violate any provision of federal or state law applicable to SBI, the violation of which could be reasonably expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of SBI;

(b)    violate any provision of the articles of incorporation or bylaws of SBI;

(c)    conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which SBI is a party, which, singly or in the aggregate, could reasonably be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of SBI; or

(d)    constitute a violation of any order, judgment or decree to which SBI is a party, or by which SBI or any of its assets or properties are bound.

Assuming this Agreement constitutes the valid and binding obligation of United, this Agreement constitutes the valid and binding obligation of SBI, and is enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights generally and by the discretion of courts to compel specific performance.

4.2.3     Capital Structure.   (a)     As of the date of this Agreement, SBI has authorized capital stock consisting solely of (i) 10,000,000 shares of SBI Stock, of which 1,619,137 shares are issued and outstanding as of the date hereof, exclusive of 45,000 shares reserved for issuance upon exercise of outstanding SBI Stock Options and 185,000 shares reserved for issuance upon exercise of outstanding warrants to acquire SBI Stock (the “SBI Warrants”), and (ii) 2,000,000 shares of preferred stock, no par value, none of which is issued and outstanding. The Bank has authorized capital stock consisting solely of 3,000,000 shares of common stock, par value $1.00 per share ( “Bank Stock”), 1,310,000 of which are issued and outstanding as of the date hereof. Southern Lending has a sole member, which owns a 100% membership interest in Southern Lending. All of the issued and outstanding shares of SBI Stock and Bank Stock are duly and validly issued, fully paid and non-assessable (except to the extent such Bank Stock may be deemed assessable under 12 U.S.C. Section 55) and were offered, issued and sold in compliance with all applicable federal and state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares SBI Stock or Bank Stock previously issued. None of the shares of SBI Stock or Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders. All of the issued and outstanding shares of the Bank Stock are owned by SBI. SBI is the sole member of Southern Lending.

(b)    Except for the SBI Options and SBI Warrants and as otherwise described in the Disclosure Memorandum, SBI does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of SBI, or any other securities or debt, of SBI, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Except as otherwise described in the Disclosure Memorandum, SBI is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

(c)    Except as disclosed in the SBI Disclosure Memorandum and other than restrictions required by applicable federal and state securities laws, there is no agreement, arrangement or understanding to which SBI is a party restricting or otherwise relating to the transfer of any shares of capital stock of SBI.

(d)    All shares of common stock or other capital stock, or any other securities or debt, of SBI, which have been purchased or redeemed by SBI have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of SBI.

(e)    Except as set forth on the Disclosure Memorandum, no person beneficially owns greater than 5% of the issued and outstanding shares of SBI Stock.

4.2.4     Corporate Records. The stock records and minute books of SBI, whether heretofore or hereafter furnished or made available to United by SBI, (a) fully and accurately reflect all issuances, transfers and redemptions of the Common Stock; (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of SBI; (c) correctly show all corporate action taken by the directors and shareholders of SBI (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the respective articles of incorporation or association and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

4.2.5     Tax Returns; Taxes.     (a)  SBI has duly filed: (i) all required federal and state tax returns and reports; and (ii) all required returns and reports of other governmental units having jurisdiction with respect to taxes imposed upon its income, properties, revenues, franchises, operations or other assets or taxes imposed which might create a material lien or encumbrance on any of such assets or affect adversely its business or operations. Such returns or reports were true, complete and correct, and SBI has paid, to the extent such taxes or other governmental charges have become due, all taxes and other governmental charges set forth in such returns or reports. All unpaid federal, state and local taxes and other governmental charges payable by SBI have been accrued or reserved on its books in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (“GAAP”). Adequate reserves for the payment of taxes have been established on the books of SBI for all periods through the date hereof, whether or not due and payable and whether or not disputed. Until the Closing Date, SBI shall continue to provide adequate reserves for the payment of expected tax liabilities in accordance with GAAP. SBI has not received any notice of a tax deficiency or assessment of additional taxes of any kind and, to the knowledge of SBI, there is no threatened claim against SBI or any basis for any such claim, for payment of any additional federal, state, local or foreign taxes for any period prior to the date of this Agreement in excess of the accruals or reserves with respect to any such claim shown in the SBI Financial Statements (as defined in Section 4.2.6) or disclosed in the notes thereto. There are no waivers or agreements by SBI for the extension of time for the assessment of any taxes. No federal or state income, employment or property tax return is currently the subject of an audit.

(b)    Except as set forth in the Disclosure Memorandum, proper and accurate amounts have been withheld by SBI from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local tax laws, and proper and accurate federal, state and local tax returns have been filed by SBI for all periods for which returns were due with respect to withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full.

(c)    SBI (and any predecessor of SBI) has been a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Internal Revenue Code of 1986 (the “Code”) at all times since its organization, and SBI will be an S corporation as defined in Section 1361(a)(1) of the Code, up to and including the day before the Closing Date. The SBI Disclosure Memorandum identifies each subsidiary of SBI that is a “qualified subchapter S subsidiary” as defined in Section §1361(b)(3)(B) of the Code. Each subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on the SBI Disclosure Memorandum up to and including the day before the Closing Date.

4.2.6     Financial Statements.     (a) SBI has delivered to United true, correct and complete copies, including notes, of the financial statements of SBI for the years ended December 31, 2005, 2004 and 2003, and the financial statements of SBI for the six (6) month period ended June 30, 2006, including consolidated balance sheets, consolidated statements of earnings, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity (the financial statements for the years ended December 31, 2005, 2004 and 2003, and the financial statements of SBI for the six (6) month period ended June 30, 2006 being herein referred to as the “SBI Financial Statements”). All of such financial statements have been prepared in accordance with GAAP, and present fairly the assets, liabilities and financial condition of SBI as of the dates indicated therein and the results of its operations for the respective periods indicated therein.

(b)    SBI has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No changes have been made to SBI’s internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since December 31, 2005 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

4.2.7     Regulatory Reports. SBI has made available to United for review and inspection the year-end and quarterly Reports of Condition and Income filed by the Bank with the Office of the Comptroller of the Currency (the “OCC”) and the Forms F.R. Y-6 and F.R. Y-9C filed by SBI with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) for each of the three (3) years ended December 31, 2005, 2004, and 2003, together with all such other reports filed by SBI and the Bank for the same three-year period with the Georgia Department of the Banking and Finance (the “Georgia Department”), if any, and with any other applicable regulatory or governmental agencies (collectively, the “SBI Reports”). All of the SBI Reports have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.

4.2.8     Accounts. The Disclosure Memorandum contains a list of each and every bank and other institution in which SBI maintains an account or safety deposit box, the account numbers, and the names of all persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

4.2.9     Notes and Obligations.     (a) Except as set forth in the Disclosure Memorandum or as provided for in the loss reserve described in subsection (b) below, all notes receivable or other obligations owned by SBI or due to it shown in the SBI Financial Statements and any such notes receivable and obligations on the date hereof and on the Closing Date are and will be genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim. Except as set forth in subsection (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to United for examination prior to the Closing Date. All such notes and obligations were entered into by SBI in the ordinary course of its business and in compliance with all applicable laws and regulations.

(b)    SBI has established a loss reserve in the SBI Financial Statements and as of the date of this Agreement and will establish a loan loss reserve as of the Closing Date which is adequate to cover losses reasonably anticipated to result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of SBI to enforce the note or obligation, and the representations set forth in subsection (a) above are qualified in their entirety by the aggregate of such loss reserve.

4.2.10     Liabilities. SBI has no debt, liability or obligation of any kind required to be shown pursuant to GAAP on the consolidated balance sheet of SBI, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (c) unfunded liabilities with respect to the ESOP Plan or any other pension, profit sharing or employee stock ownership plan, whether operated by SBI or any other entity covering employees of SBI; or (d) environmental liabilities, except: (i) those reflected in the SBI Financial Statements; and (ii) as disclosed in the Disclosure Memorandum.

4.2.11     Absence of Changes. Except as specifically provided for in this Agreement or specifically set forth in the Disclosure Memorandum, since December 31, 2005:

(a)    there has been no change in the business, assets, liabilities, results of operations or financial condition of SBI, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which could reasonably be expected to have, an adverse effect on such businesses or properties;

(b)    there has been no damage, destruction or loss to the assets, properties or business of SBI, whether or not covered by insurance, which has had, or which may reasonably be expected to have, an adverse effect thereon;

(c)    the business of SBI has been operated in the ordinary course, and not otherwise;

(d)    the properties and assets of SBI used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

(e)    the books, accounts and records of SBI have been maintained in the usual, regular and ordinary manner;

(f)    there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of SBI;

(g)    there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by SBI to any director or executive officer, or to any employee earning $50,000 or more per annum, or any general increase in the compensation or in the rate of compensation payable or to become payable to employees of SBI earning less than $50,000 per annum (“general increase” for the purpose hereof meaning any increase generally applicable to a class or group of employees, but not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee;

(h)    there has been no change in the charter or bylaws of SBI or the Bank;

(i)    there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of SBI, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving SBI, or affecting its operations;

(j)    there has been no issuance, sale, repurchase, acquisition, or redemption by SBI of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

(k)    there has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of SBI or assumed by it with respect to any asset or assets;

(l)    there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by SBI which would be required to be reflected on a balance sheet of SBI prepared as of the date hereof in accordance with GAAP, except as incurred in the ordinary course of business;

(m)    no obligation or liability of SBI has been discharged or satisfied, other than in the ordinary course of business;

(n)    there have been no sales, transfers or other dispositions of any asset or assets of SBI, other than sales in the ordinary course of business; and

(o)    there has been no amendment, termination or waiver of any right of SBI under any contract or agreement or governmental license, permit or permission which has had, or could reasonably be expected to have, an adverse effect on its business or properties.

4.2.12    Litigation and Proceedings. Except as set forth on the Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of SBI, threatened against, by or affecting SBI, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of SBI or relating to the business or affairs of SBI, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does SBI have, to the knowledge of SBI, any unasserted contingent liabilities which are reasonably likely to have an adverse effect on its assets or on the operation of its businesses or which could reasonably be expected to prevent or impede the consummation of the transactions contemplated by this Agreement.

4.2.13    Proxy Materials. Neither the SBI Proxy Materials nor other materials furnished by SBI to the SBI shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of SBI Stock and through the acquisition of shares of SBI Stock by United pursuant to the Merger, contain with respect to SBI any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.2.14    No Adverse Change. Since December 31, 2005, there has not been any change in the condition of SBI, any contracts entered into by SBI, or other changes in the operations of SBI which, in any case, has had, or is reasonably likely to have, an adverse effect on SBI on a consolidated basis taken as a whole.

4.3    Business Operations.

4.3.1     Customers. To the knowledge of SBI, there are no presently existing facts which could reasonably be expected to result in the loss of any borrower or depositor or in SBI’s inability to collect amounts due therefrom or to return funds deposited thereby, except as set forth on the Disclosure Memorandum.

4.3.2     Permits; Compliance with Law. (a) SBI has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for SBI to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of SBI, threatened.

(b)    SBI has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which could not reasonably be expected to have a material adverse effect on SBI. The Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of SBI, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of SBI to conduct its business.

(c)    Except as set forth in the Disclosure Memorandum, no notice or warning from any governmental authority with respect to any failure or alleged failure of SBI to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of SBI, is any such notice or warning proposed or threatened.

4.3.3     Environmental. (a) Except as set forth in the Disclosure Memorandum:

(i)         SBI has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material (as defined below) on, in, under or from any properties or facilities currently owned or leased by SBI or adjacent to any properties so owned or leased;

(ii)        to the knowledge of SBI, no claim has been asserted or threatened against SBI arising from or relating to the environmental condition of any property or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material at any property;

(iii)       SBI has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by SBI; and

(iv)       to the knowledge of SBI, the improvements on the property are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause property damage or personal injury, and the improvements on the property are, and have been, free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects.

(b)    Neither SBI nor any of its officers, directors, employees or agents, in the course of such individual’s employment by SBI, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.

(c)    To the knowledge of SBI, except as set forth in the SBI Disclosure Memorandum, SBI has not foreclosed on any property on which there is a threatened release of any Hazardous Material or on which there has been a release and a full remediation has not been completed as required by environmental laws.

(d)    Except as set forth in the Disclosure Memorandum, neither SBI nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which SBI holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

(e)    The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any friable asbestos containing materials. However, the term “Hazardous Material” shall not include those substances which are normally and reasonably used in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices) in quantities reasonable in relation to such use and in compliance with applicable law or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(f)    The representations and warranties in this Section 4.3.3 are the sole representations and warranties with respect to environmental, health and safety matters, and no other representations and warranties shall be deemed to apply to such matters.

4.3.4     Insurance. The Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, SBI or through SBI for any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in the Disclosure Memorandum, such policies and bonds provide coverage to insure the properties and businesses of SBI and the activities of its officers, directors and employees against such risks and in such amounts as are customary. SBI will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. SBI has heretofore made, or will hereafter make, available to United a true, correct and complete copy of each insurance policy and bond in effect since January 1, 2001 with respect to the business and affairs of SBI.

4.4    Properties and Assets.

4.4.1     Contracts and Commitments. The Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with SBI in the ordinary course of business), to which SBI is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than ninety (90) days. Each such contract, agreement, guaranty and commitment of SBI is in full force and effect and is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination. SBI has complied with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been or will be made available to United for examination.

4.4.2     Licenses; Intellectual Property. SBI has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in the Disclosure Memorandum, SBI is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by SBI or presently expected to be used by it in the future. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by SBI, are listed in the Disclosure Memorandum. SBI has complied with all applicable laws relating to the filing or registration of “fictitious names” or trade names.

4.4.3     Personal Property. SBI has good and marketable title to all of its personal property, tangible and intangible, reflected in the most recent SBI Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all encumbrances, liens or charges of any kind or character, except: (a) those referred to in the notes to the SBI Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of SBI, is claimed to exist); (b) those described in the Disclosure Memorandum; and (c) liens for taxes not due and payable.

4.4.4     SBI Leases. (a) All leases (the “SBI Leases”) pursuant to which SBI is lessor or lessee of any real or personal property (such property, the “Leased Property”) are valid and enforceable in accordance with their terms; there is not under any of the SBI Leases, to the knowledge of SBI, any default or any claimed default by SBI, or event of default or event which with notice or lapse of time, or both, would constitute a default by SBI and in respect of which adequate steps have not been taken to prevent a default on its part from occurring.

(b)    The copies of the SBI Leases heretofore or hereafter furnished or made available by SBI to United are true, correct and complete, and the SBI Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to United, and are in full force and effect in accordance with their terms.

(c)    Except as set forth in the Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for SBI to enter into new leases of real property or to renew or amend existing SBI Leases prior to the Closing Date.

4.4.5     Real Property.   (a)   SBI does not own any interest in any real property (other than as lessee) except as set forth in the Disclosure Memorandum (such properties being referred to herein as “SBI Realty”). Except as disclosed in the Disclosure Memorandum, SBI has good title to the SBI Realty and the titles to the SBI Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been or will be furnished to United with the Disclosure Memorandum. SBI has not encumbered the SBI Realty since the effective dates of the respective title insurance policies.

(b)    Except as set forth in the Disclosure Memorandum, the interests of SBI in the SBI Realty and in and under each of the SBI Leases are free and clear of any and all liens and encumbrances and are subject to no present claim, contest, dispute, action or, to the knowledge of SBI, threatened action at law or in equity.

(c)    The present and past use and operations of, and improvements upon, the SBI Realty and all real properties included in the Leased Properties (the “SBI Leased Real Properties”) are in compliance with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the SBI Realty, the SBI Leased Real Properties or their uses.

(d)    Except as set forth in the Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, SBI with respect to any Lease pursuant to which it is lessor or lessee.

(e)    SBI is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the SBI Realty or the SBI Leased Real Properties which may adversely affect the SBI Realty or the SBI Leased Real Properties or the current or currently contemplated use thereof.

(f)    The buildings and structures owned, leased or used by SBI are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of SBI.

4.5    Employees and Benefits.

4.5.1     Directors or Officers of Other Corporations. Except as set forth in the Disclosure Memorandum, no director, officer, or employee of SBI serves, or in the past five (5) years has served, as a director or officer of any other corporation on behalf of or as a designee of SBI.

4.5.2     Employee Benefits.     (a)   Except as set forth in the Disclosure Memorandum, (i) SBI does not provide and is not obligated to provide, directly or indirectly, any benefits for employees, including, without limitation, any pension, profit sharing, stock option, retirement, bonus, hospitalization, medical, insurance, vacation or other employee benefits under any practice, agreement or understanding, and (ii) SBI does not have any employment, severance, change in control or similar agreements with any of its employees.

(b)    The Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored, maintained or contributed to by SBI (collectively, “ERISA Plans”). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three (3) years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments), and any other related documents requested by United or its counsel have been, or prior to the Closing Date will be, made available to United.

(c)    SBI is not currently and has never been in the past required to contribute to a multiemployer plan as defined in Section 3(37)(A) of ERISA. SBI does not maintain or contribute to, nor within the past six (6) years has it maintained or contributed to, an employee pension benefit plan as defined in Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

(d)    Each ERISA Plan has been operated and administered in accordance with, and has been amended to comply in all material respects with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code. With respect to each ERISA Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of SBI, threatened involving such ERISA Plan or any of its fiduciaries. With respect to each ERISA Plan, neither SBI nor any of its directors, officers, employees or agents, nor any “party in interest” or “disqualified person” (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code) has been engaged in or been a party to any transaction relating to the ERISA Plan which would constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each ERISA Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code.

(e)    Of the ERISA Plans, only the SBI ESOP is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA. With respect to the SBI ESOP, except as set forth on the Disclosure Memorandum: (i) the SBI ESOP constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) the SBI ESOP has been maintained and operated in compliance in all material respects with all applicable provisions of Sections 409 and 4975 of the Code and the regulations and rulings thereunder, including the provisions relating to employee stock ownership plans maintained by S corporations as defined in Section 1361(a)(1) of the Code; (iii) all contributions required by such plan have been made or will be made on a timely basis; and (iv) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax-qualified status of such plan.

(f)    As of the Closing Date, with respect to each ERISA Plan, SBI will have provided adequate reserves, or insurance or qualified trust funds, to provide for all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such ERISA Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date to the extent reserves are required under GAAP, based on an actuarial valuation satisfactory to the actuaries of SBI representing a projection of claims expected to be incurred under such ERISA Plan.

(g)    Except as disclosed on the Disclosure Memorandum, SBI does not provide and has no obligation to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured) with respect to current or former employees of SBI beyond their retirement or other termination of service with SBI other than: (i) coverage mandated by applicable Law; (ii) benefits under the Employee Pension Benefit Plans; or (iii) benefits the full cost of which is borne by the current or former employee or his beneficiary.

(h)    Except as set forth in the Disclosure Memorandum, neither this Agreement nor any transaction contemplated hereby will: (i) entitle any current or former employee, officer or director of SBI to severance pay, unemployment compensation or any similar or other payment or (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director.

4.5.3     Labor-Related Matters. Except as described in the Disclosure Memorandum, SBI is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, SBI. SBI has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees. SBI has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees. Except as described in the Disclosure Memorandum, there are no unfair labor practice charges pending or threatened against SBI, and there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, no slowdowns or strikes pending or threatened against, or involving, as the case may be, SBI with respect to any alleged violation of any legal duty (including but not limited to any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) by SBI as to any of its employees or as to any person seeking employment therefrom, and no such violations exist.

4.5.4     Related Party Transactions. Except for: (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by SBI with other persons who are not affiliated with SBI, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of SBI at the time such deposits were entered into; and (c) transactions specifically described in the Disclosure Memorandum, there are no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of SBI).

4.6    Other Matters.

4.6.1     Approvals, Consents and Filings. Except for the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the Georgia Department, the notice filing to be made with the OCC, or as set forth in the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SBI, or any of SBI’s assets.

4.6.2     Default.   (a) Except for those consents described in or set forth pursuant to Section 4.6.1 above and as described in the Disclosure Memorandum, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

(i)         constitutes a breach of or default under any contract or commitment to which SBI is a party or by which any of SBI’s properties or assets are bound;

(ii)        does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of SBI; or

(iii)       constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of SBI.

(b)    SBI is not in violation of its charter documents or bylaws or in default under any term or provision of any material security deed, mortgage, indenture or security agreement, or of any other material contract or instrument to which SBI is a party or by which it or any of its material properties is bound.

4.6.3     Representations and Warranties. No representation or warranty contained in this Article IV or in any written statement delivered by or at the direction of SBI pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to United in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE V

CONDUCT OF BUSINESS OF SBI PENDING CLOSING

Except as expressly otherwise provided herein or in the Disclosure Memorandum, SBI covenants and agrees that, without the prior written consent of United between the date hereof and the Closing Date:

5.1    Conduct of Business. SBI will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

5.2    Maintenance of Properties. SBI will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

5.3    Insurance. SBI will maintain and keep in full force and effect all of the insurance referred to in Section 4.3.4 hereof or other insurance equivalent thereto.

5.4    Capital Structure. Except for the exercise of currently outstanding SBI Stock Options and SBI Warrants, no change will be made in the authorized or issued capital stock or other securities of SBI, and SBI will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of SBI. This Section 5.4 prohibits, without limitation, the issuance or sale by SBI of any SBI Stock to the SBI ESOP.

5.5    Dividends. No dividend, distribution or payment will be declared or made in respect to the SBI Stock and SBI will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

5.6    Amendment of Articles of Incorporation or Bylaws; Corporate Existence. SBI will not amend its articles of incorporation or bylaws, and SBI will maintain its corporate existence and powers.

5.7    No Acquisitions. SBI shall not, without the express written consent of United, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to SBI.

5.8    No Real Estate Acquisitions or Dispositions. SBI will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business) and SBI will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any lien, charge or other encumbrance any other tangible or intangible asset.

5.9    Banking Arrangements. No change will be made in the banking and safe deposit arrangements referred to in Section 4.2.8 hereof.

5.10         Contracts. SBI will not, without the express written consent of United, enter into any, renew or cancel or terminate any contract of the kind described in Section 4.4.1 hereof.

5.11         Books and Records. The books and records of SBI will be maintained in the usual, regular and ordinary course.

5.12         Advice of Changes. SBI shall promptly advise United orally and in writing of any change or event having, or which could reasonably be expected to have, a material adverse effect on the assets, liabilities, business, operations or financial condition of SBI.

5.13         Reports. SBI shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to United copies of all such reports promptly after the same are filed.

5.14         Benefit Plans and Programs; Severance or Termination Payments. SBI shall not adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to employees or the liabilities of the SBI or its successors.

5.15         Loan Participations. SBI shall not enter into any loan participations or syndications.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF UNITED

As an inducement to SBI to enter into this Agreement and to consummate the transactions contemplated hereby, United represents, warrants, covenants and agrees as follows:

6.1    Corporate Status. United is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. United is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

6.2    Authority. Subject to the required regulatory approvals and notice filing, as stated in Section 4.6.1, and the approval of SBI shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(a)    violate any provision of federal or state law applicable to United, the violation of which could be reasonably expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of United;

(b)    violate any provision of the articles of incorporation or bylaws of United;

(c)    conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which United is a party, which, singly or in the aggregate, could reasonably be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of United; or

(d)    constitute a violation of any order, judgment or decree to which United is a party, or by which United or any of its assets or properties are bound.

Assuming this Agreement constitutes the valid and binding obligation of SBI, this Agreement constitutes the valid and binding obligation of United, and is enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights generally and by the discretion of courts to compel specific performance.

6.3    Capital Structure. (a) As of the date of this Agreement, United has authorized capital stock consisting solely of 100,000,000 shares of common stock, par value $1.00 per share, of which 40,245,123 shares are issued and outstanding as of the date hereof, exclusive of 372,000 shares reserved for issuance upon conversion of United’s prime plus one-quarter percent (¼%) Convertible Subordinated Debentures due December 31, 2006 (the “2006 Debentures”),

22671 shares issuable to participants in United’s Deferred Compensation Plan and 2,657,515 shares reserved for issuance upon the exercise of outstanding options and vesting of restricted stock (the “United Stock Options and Awards”) and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), of which 32,200 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of United Stock are duly and validly issued, fully paid and nonassessable and were offered, issued and sold in compliance with all applicable federal or state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of shares of United Stock previously issued. None of the shares of United Stock have been issued in violation of the preemptive or other rights of its shareholders.

(b)    Except for the 2006 Debentures and the United Stock Options and Awards, United does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into United Stock or Preferred Stock, or any other securities or debt, of United, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. United is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

(c)    There is no material agreement, arrangement or understanding to which United is a party restricting or otherwise relating to the transfer of any shares of United Stock other than restrictions required by applicable federal and state securities laws.

(d)    All shares of common stock or other capital stock, or any other securities or debt, of United, which have been purchased or redeemed by United have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of United.

6.4    Disclosure Reports. United has a class of securities registered pursuant to Section 12(g) of the 1934 Act. United’s (a) Annual Report on Form 10-K for its fiscal year ended December 31, 2005; (b) Proxy Statement for its 2006 Annual Meeting of Shareholders; (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006; and (d) other reports filed by United pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2005 (collectively, the “United SEC Reports”), taken together, correctly describe, among other things, the business, operations and principal properties of United in accordance with the requirements of the applicable report forms of the SEC. As of the respective dates of filing (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superceded filing), none of the United SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.5    No Adverse Change. Since the date of its latest published financial statements included in the United SEC Reports, there has not been any change in the condition of United or other changes in the operations of United which, in any case, have had, or are reasonably likely to have, an adverse effect on United on a consolidated basis taken as a whole.

6.6    Representations and Warranties. No representation or warranty contained in this Article VI or in any written statement delivered by or at the direction of United pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to SBI in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

6.7    Proxy Materials. Neither the SBI Proxy Materials nor other materials furnished by United to the SBI shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of SBI Stock and through the acquisition of shares of United Stock by SBI pursuant to the Merger, contain with respect to United any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF UNITED

All of the obligations of United under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by United:

7.1    Veracity of Representations and Warranties. The representations and warranties of SBI contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of such time, except as a result of changes or events expressly permitted or contemplated herein or where the failure to be so, either individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, operations or financial condition of SBI on a consolidated basis.

7.2    Performance of Agreements. SBI shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.3    Compliance by SBI Executive Officers and Directors. The directors and executive officers of SBI shall have complied in full with the requirements of Section 3.10 hereof.

7.4    Exercise of Warrants. All SBI Warrants shall have been exercised at least fifteen (15) days prior to the Closing Date.

7.5    Certificates, Resolutions, Opinion. SBI shall have delivered to United:

(a)    a certificate executed by the Chief Executive Officer or President of SBI, dated as of the Closing Date, and certifying in such detail as United may reasonably request to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof;

(b)    a certificate executed by the Secretary of SBI, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of SBI; (ii) bylaws of SBI; and (iii) duly adopted resolutions of the Board of Directors and shareholders of SBI (1) authorizing and approving the execution of this Agreement and the Merger Agreement and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (2) authorizing all other necessary and proper corporate action to enable SBI to comply with the terms hereof and thereof;

(c)    certificates executed by the Secretary or equivalent officer of the Bank, dated as of the Closing Date, certifying and attesting to the: (i) charter of the bank; (ii) bylaws of the bank; and (iii) duly adopted resolutions of the Board of Directors and sole shareholder of the bank (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated herein and therein, and (2) authorizing all other necessary and proper corporate action to enable the bank to comply with the terms hereof and thereof.

(d)    certificates of the valid existence of SBI and the Bank under the laws of Georgia and of the United States, respectively, executed by the Secretary of State of Georgia and the OCC, and dated not more than ten (10) business days prior to the Closing Date;

(e)    certificates from the appropriate public officials of the State of Georgia, dated not more than ten (10) business days prior to the Closing Date, certifying that SBI has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and

(f)    an opinion of Powell Goldstein LLP, counsel for SBI, dated the Closing Date, in the form attached hereto as Exhibit D.

7.6    Accountants’ Letter. United shall have received a letter from Mauldin & Jenkins Certified Public Accountants, LLC, dated the Closing Date, to the effect that: At the request of SBI they have carried out procedures to a specified date not more than five (5) business days prior to the Closing Date, which procedures did not constitute an examination in accordance with generally accepted auditing standards, of the financial statements of SBI, as follows:

(a)    read the unaudited consolidated balance sheets, consolidated statements of earnings, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity, of SBI from December 31, 2005 through the date of the most recent monthly financial statements available in the ordinary course of business;

(b)    read the minutes of the meetings of shareholders and Board of Directors of SBI from December 31, 2005 to said date not more than five (5) business days prior to the Closing Date; and

(c)    consulted with certain officers and employees of SBI responsible for financial and accounting matters and, based on such procedures, nothing has come to their attention which would cause them to believe that:

(i)         such unaudited financial statements are not fairly presented in conformity with GAAP;

(ii)        as of said date not more than five (5) business days prior to the Closing Date, the shareholders’ equity, long-term debt, reserve for possible loan losses and total assets of SBI, in each case as compared with the amounts shown in the December 31, 2005 SBI Financial Statements, are not different except as set forth in such letter, or

(iii)       for the period from December 31, 2005 to said date not more than five (5) business days prior to the Closing Date, the net interest income, total and per-share amounts of consolidated income and net income of SBI, as compared with the corresponding portion of the preceding twelve (12) month period, are not different except as set forth in such letter.

7.7    Sale of Listed OREO. SBI shall have sold all Listed OREO.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SBI

All of the obligations of SBI under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

8.1    Veracity of Representations and Warranties. The representations and warranties of United contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of such time, except as a result of changes or events expressly permitted or contemplated herein or where the failure to be so, either individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, operations or financial condition of United on a consolidated basis.

8.2    Performance of Agreements. United shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

8.3    Certificates, Resolutions, Opinion. United shall have delivered to SBI:

(a)    a certificate executed by the President or an Executive Vice President of United, dated the Closing Date, certifying in such detail as SBI may reasonably request to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof;

(b)    a certificate executed by the Secretary or an Assistant Secretary of United, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of United; (ii) bylaws of United; and (iii) duly adopted resolutions of the board of directors of United (1) authorizing and approving the execution of this Agreement and the Merger Agreement on behalf of United, and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (2) authorizing all other necessary and proper corporate actions to enable United to comply with the terms hereof and thereof;

(c)    a certificate of the valid existence of United, under the laws of the State of Georgia executed by the Secretary of State of the State of Georgia, dated not more than five (5) business days prior to the Closing Date;

(d)    an opinion of Kilpatrick Stockton LLP, counsel for United, dated the Closing Date, in the form attached hereto as Exhibit E; and

(e)    certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that United has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due.

8.4    Tax Opinion. SBI shall have received from Kilpatrick Stockton LLP its opinion, in form and substance reasonably satisfactory to SBI, to the effect that:

(a)    The Merger and the issuance of shares of United Stock in connection therewith, as described herein and in the Merger Agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code;

(b)    No gain or loss will be recognized by holders of SBI Stock upon the exchange of such stock for United Stock as a result of the Merger;

(c)    Gain or loss will be recognized by holders of SBI Stock upon their receipt of cash, including cash (i) in lieu of fractional shares of United Stock, and (ii) upon their exercise of dissenters’ rights;

(d)    No gain or loss will be recognized by SBI as a result of the Merger or the Bank Merger;

(e)    The aggregate tax basis of United Stock received by shareholders of SBI pursuant to the Merger will be the same as the tax basis of the shares of SBI Stock exchanged therefor (i) decreased by any portion of such tax basis allocated to fractional shares of United Stock that are treated as redeemed by United, (ii) decreased by the amount of cash received by a SBI shareholder in the Merger (other than cash received with respect to fractional shares), and (iii) increased by the amount of gain recognized by a SBI shareholder in the Merger (other than gain recognized with respect to fractional shares); and

(f)    The holding period of the shares of United Stock received by the shareholders of SBI will include the holding period of the shares of SBI Stock exchanged therefor, provided that the stock of SBI is held as a capital asset on the date of the consummation of the Merger.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF BOTH PARTIES

9.1    Shareholder Approval. The Merger Agreement shall have been approved by the vote of the holders of at least a majority of the issued and outstanding shares of SBI Stock.

9.2    Regulatory Approvals. Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement, including, but not limited to the Federal Reserve, the FDIC and the Georgia Department shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

9.3    Effective Registration Statement. The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

9.4    Certificate of Merger. The Secretary of State of the State of Georgia shall have issued a certificate of merger, with respect to the Merger, in accordance with the provisions of the Georgia Business Corporation Code, and with respect to the Bank Merger, in accordance with the Financial Institution Code of Georgia and the National Bank Act.

9.5    Termination Agreements. Each of Steven Holcomb, Henley Vansant and Paul Kirtley shall have executed a change in control termination agreement in the form of Exhibit F attached hereto with total “Termination Payments” (as defined in the form) of $1,101,600, $280,956 and $195,000, respectively.

9.6    Stock Option Award Agreements. Each of Steven Holcomb and Henley Vansant shall have executed a stock option award agreement in the form of Exhibit G attached hereto.

9.7    Change in Control Agreements. Each of Steven Holcomb and Henley Vansant shall have executed a change in control agreement in the form of Exhibit H attached hereto. The payment to Mr. Holcomb under Section 1(c) thereof shall be two (2) times the amount described therein and the term of the covenant in Section 3(c) shall be two (2) years. The payment to Mr. Vansant under Section 1(c) thereof shall be one (1) times the amount described therein and the term of the covenant in Section 3(c) shall be one (1) year.

9.8    SBI Stock Options. Each holder of an SBI Stock Option shall have executed an agreement in form and content satisfactory to United to exercise all of his or her SBI Stock Options effective as of the Closing Date.

ARTICLE X

WARRANTIES, NOTICES, ETC.

10.1    Warranties. All statements contained in any certificate or other instrument delivered by or on behalf of SBI or United pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of SBI shall be required to be made, and shall be considered made, on behalf of SBI and the Bank.

10.2    Survival of Provisions. All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

(a)    the opinions of counsel referred to in Sections 7.3(f) and 8.3(d) of this Agreement;

(b)    any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

(c)    the covenant with respect to the confidentiality of certain information contained in Section 3.5 hereof.

10.3    Notices. All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below. Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this Section 10.3 on the date of such facsimile), or five (5) days after mailing (if given or made by mail), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was confirmed by the recipient. Either party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

To SBI:	Southern Bancorp, Inc. 200 Cherokee Street Marietta, Georgia 30060 Attention: Edward Mulkey and Steven Holcomb Facsimile: (770) 424-2000

With copies to:	Powell Goldstein LLP One Atlantic Center - Fourteenth Floor 1201 West Peachtree Street, NW Atlanta, Georgia 30309 Attention: Walt Moeling and Kathryn Knudson Facsimile: (404) 572-6999

To United:	United Community Banks, Inc. P.O. Box 398 Blairsville, Georgia 30514 Attention: Jimmy C. Tallent Facsimile: (706) 745-1335
With copies to:	Kilpatrick Stockton LLP Suite 2800 1100 Peachtree Street Atlanta, Georgia 303039-4530 Attention: Richard R. Cheatham Facsimile: (404) 815-6555
10.4    Entire Agreement. This Agreement and the Merger Agreement supersede all prior discussions and agreements between SBI and United with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Merger Agreement contain the sole and entire agreement between SBI and United with respect to the transactions contemplated herein and therein.

10.5    Waiver; Amendment. Prior to or on the Closing Date, United shall have the right to waive any default in the performance of any term of this Agreement by SBI, to waive or extend the time for the fulfillment by SBI of any or all of SBI’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, SBI shall have the right to waive any default in the performance of any term of this Agreement by United, to waive or extend the time for the fulfillment by United of any or all of United’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Section 9.2 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval.

ARTICLE XI

TERMINATION

This Agreement may be terminated at any time prior to or on the Closing Date upon written notice to the other party as follows:

11.1     Material Adverse Change.

(a)    By United, if, after the date hereof, a material adverse change in the financial condition or business of SBI shall have occurred, or if SBI shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

(b)    By SBI, if, after the date hereof, a material adverse change in the financial condition or business of United shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of United Stock, or if United shall have suffered a material loss or damage to any its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

11.2     Noncompliance.

(a)    By United, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by SBI before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by United; or (ii) in the event of a material breach by SBI of any covenant, agreement, or obligation contained in this Agreement which breach not been cured within twenty (20) days after the giving of written notice to United of such breach or, if such breach is not capable of being cured within twenty (20) days, SBI has not begun to cure such breach within twenty (20) days after such written notice.

(b)    By SBI, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by United before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by SBI; or (ii) in the event of a material breach by United of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice to SBI of such breach or, if such breach is not capable of being cured within twenty (20) days, United has not begun to cure such breach within twenty (20) days after such written notice..

11.3    Failure to Disclose.

(a)    By United, if it learns of any fact or condition not disclosed in this Agreement, the Disclosure Memorandum, or the SBI Financial Statements, which was required to be disclosed by SBI pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of SBI which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

(b)    By SBI, if it learns of any fact or condition not disclosed in this Agreement or the United Financial Statements, which was required to be disclosed by United pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of United which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

11.4    Adverse Proceedings. By either party, if any action, suit or proceeding shall have been instituted or threatened against either party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the good faith opinion of the terminating party makes consummation of the transactions herein contemplated inadvisable.

11.5    Termination Date. By either party, if the Closing Date shall not have occurred on or before February 28, 2007.

11.6    Dissenters. By United, if the holders of more than five percent (5%) of the shares of the outstanding SBI Stock elect to exercise their statutory right to dissent from the Merger and demand payment in cash for the “fair value” of their shares.

11.7    Shareholders Vote. By either party, if the Merger Agreement is not approved by the vote of the holders of SBI Stock as required by applicable law.

11.8    Termination Fee. (a) If, while a Competing Offer (as defined in (b) below) is outstanding or after such an offer has been accepted, (i) either party terminates this Agreement pursuant to Section 11.7, (ii) SBI terminates this Agreement other than pursuant to Section 11.1(b), 11.2(b), 11.3(b) or 11.4, or (iii) United terminates this agreement pursuant to Section 11.2(a) or 11.3(a), then SBI shall pay, or cause to be paid to United, at the time of the termination of this Agreement, an amount equal to $3.3 million (the “Termination Fee”), which shall be the sole and exclusive remedy of United for all claims under this Agreement.

(b)    “Competing Offer” means any inquiry, proposal or offer, whether in writing or otherwise, from anyone other than United to acquire beneficial ownership (as determined under Rule 13d-3 of the 1934 Act) of all or a material portion of the assets of SBI or the Bank or 15% or more of any class of equity securities of SBI or the Bank pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either SBI or the Bank, including any single or multi-step transaction or series of related transactions, which is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or 15% or more of the equity interest in either SBI or the Bank.

11.9    Effect of Termination. Except as set forth in Section 11.8, in the event of the termination of this Agreement pursuant to this Article XI, this Agreement shall become void and have no effect, and neither party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement except that (i) the provisions of this Article XI and Section 3.5 shall survive any such termination and (ii) such termination shall not relieve any party from liability arising from any willful breach of any provision of this Agreement

ARTICLE XII

COUNTERPARTS, HEADINGS, ETC.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. A pronoun in one gender includes and applies to the other genders as well.

ARTICLE XIII

NO THIRD PARTY BENEFICIARY

No provision of this Agreement shall be deemed to create any third party beneficiary rights in any anyone, including any employee or former employee of SBI (including any beneficiary or dependent thereof).

ARTICLE XIV

BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other.

ARTICLE XV

GOVERNING LAW

The validity and effect of this Agreement and the Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, SBI and United have caused this Agreement to be executed by their respective duly authorized corporate officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

(CORPORATE SEAL) ATTEST: /s/ Priscilla D. Gamwell Secretary	SOUTHERN BANCORP, INC. By: /s/ J. Edward Mulkey, Jr. J. Edward Mulkey, Jr. Chairman

(CORPORATE SEAL) ATTEST: /s/ Lori McKay Assistant Secretary	UNITED COMMUNITY BANKS, INC. By: /s/ Jimmy C. Tallent Jimmy C. Tallent President & Chief Executive Officer